NEWTON
                                PERSONAL ACCOUNT
                                  DEALING RULES

                                       AND

                                 CODE OF ETHICS


CONTENTS:

 A   BACKGROUND

     1.   Why do these rules exist?

 B   GENERAL APPLICATION

     2.   Who do these rules apply to?
     3.   Access Persons
     4.   What transactions do these rules cover?
     5.   Derivatives
     6.   Investment Clubs
     7.   Spread Betting

 C   DEALING IN MELLON SECURITIES

     8.   Dealing Restrictions
     9.   Knowledge of Major Mellon Events
     10.  Mellon Closed Period

 D   NEWTON POLICY & YOUR OBLIGATIONS

     11.  Newton Policy
     12.  Your Obligations

 E   ESTABLISHING & OPERATING YOUR PERSONAL ACCOUNT

     13.  Dealing Methods
     14.  In House - Quasar Account
     15.  In House - Execution Only
     16.  In House - Discretionary Accounts
     17.  External Broker

 F   OBTAINING APPROVAL TO DEAL

     18.  Completing a PA Deal Slip
     19.  Obtaining Approval to Deal

 G   GENERAL DEALING RESTRICTIONS

     20.  60-Day Trading Profit Prohibition
     21.  Black Out Period
     22.  De Minimis Exemption

 H   DISGORGEMENT POLICY

     23.  What is disgorgement and why do we have it?
     24.  How does it work?

 I   PRIVATE PLACEMENTS AND IPOS

     25.  Definitions
     26.  The Approval Process

 J   INVESTMENT ETHICS COMMITTEE ("IEC")

     27.  Purpose of IEC
     28.  Operation of IEC

 K   CONTEMPORANEOUS DISCLOSURE

     29.  Purpose of the Requirement
     30.  How does it work?
     31.  De Minimis Exemption

 L   HOLDINGS & TRANSACTION REPORTS

     32.  The Requirement
     33.  What is Covered by this Requirement
     34.  Initial Holdings Report
     35.  Quarterly Transaction Report
     36.  Annual Holdings Report

 M   MONITORING COMPLIANCE WITH THESE RULES

     37.  Internal Monitoring
     38.  UK Regulators
     39.  US Regulators
     40.  Clients





===============================================================================
                                IMPORTANT NOTICE:

FAILURE TO COMPLY WITH THESE RULES IS A BREACH OF YOUR CONTRACT OF EMPLOYMENT
    WITH NEWTON. A SERIOUS BREACH WOULD BE TREATED AS GROSS MISCONDUCT IN ACCORDANCE WITH THE NEWTON DISCIPLINARY POLICY AND COULD LEAD TO DISMISSAL.

 FURTHERMORE, A BREACH OF THESE RULES MAY ALSO BE A BREACH OF THE IMRO RULES
     OR US REGULATIONS. REGISTERED INDIVIDUALS ARE REMINDED THAT IMRO HAS UNLIMITED POWERS TO DISCIPLINE INDIVIDUALS FOR BREACHES OF THEIR RULES.
 ALSO, US REGULATORS (E.G. THE SEC AND THE FEDERAL RESERVE BANK) HAVE POWERS
       TO SANCTION FIRMS AND INDIVIDUALS WHO VIOLATE THEIR REGULATIONS.

===============================================================================


A. BACKGROUND

1.    WHY DO THESE RULES EXIST?

      1.1. Newton, together with all investment management companies in the UK, has an obligation to ensure that its staff comply with the financial services industry code of conduct in respect of dealing in investments on their personal account. In the UK this code is embodied in the IMRO rules and is strictly enforced by Newton.

      1.2. As a part of Mellon Financial Corporation ("Mellon") and as managers of US client portfolios, Newton is also required to comply with a number of US regulations which impact on personal account dealing ("PA dealing") activities.

      1.3. The main aim of the rules is to ensure that when employees of investment management companies deal on their own accounts they do not conflict with their employer's fiduciary responsibility to its clients. In other words, clients' interests must always come first, ahead of those of Newton staff.

      1.4. It is impossible to lay down detailed rules to suit all situations and members of staff will be expected to use their own common sense in applying these rules. It is important that we comply with the spirit as well as the letter of the regulations. If in doubt please contact the Compliance department or the Dealing director.

B. GENERAL APPLICATION

2.    WHO DO THESE RULES APPLY TO?

      2.1. NEWTON DIRECTORS AND EMPLOYEES - The rules apply to all directors and employees of Newton. This includes non-executive directors and contractors/consultants working on-site for prolonged periods and any other individuals who, through their involvement with Newton, are likely to come into contact with the company's investment information.

        ------------------------------------------------------------------------
        PLEASE NOTE THAT THROUGHOUT THESE RULES ANY REFERENCES TO PA DEALS ALSO INCLUDE DEALS EXECUTED ON BEHALF OF CONNECTED PERSONS.
        ------------------------------------------------------------------------

      2.2. CONNECTED PERSONS - The securities holdings and transactions of "Connected Persons" also come within these rules. Connected Persons are essentially close relatives and associates of the staff member. The IMRO Rules give the following definition:

            "anyone connected by reason of a domestic or business relationship
            ..... such that the officer or employee has influence over that person's judgement as to how to invest his property or exercise any rights attaching to his investments."

            This definition would obviously include partners and minor children but goes beyond this to include anyone that an employee could in some way influence or control. This could include, for example, a trust of which a member of staff is a trustee. If you are in any doubt as to who falls within this definition you should contact the Compliance department for clarification.

            Please note that although it is necessary to report all dealings for Connected Persons it may not be appropriate/permissible for their deals to be executed through the in-house dealing facility. In this case you should comply with the requirements of paragraph 17 in respect of using external brokers.

      2.3. TEMPORARY STAFF - Temporary staff are not entitled to use the in-house dealing facility but must comply with paragraph 17 in respect of dealings with external brokers.

3.    ACCESS PERSONS

      3.1. Under US regulations we are required to maintain a register of those members of staff who are classified as Access Persons for the purposes of the US Investment Company Act of 1940. Access Persons are essentially any individuals who are involved in making investment decisions, or are aware of them being made, for US Investment Companies (Mutual Funds), for example:

            - Research analysts & fund managers
            - Dealers (Including the Allocations team)
            - Trade Operations staff
            - Directors and officers of Newton Capital Management Limited

      3.2. If you are an Access Person you will be notified accordingly. At present, the only additional obligation under these rules, for individuals classified as Access Persons, is the requirement to produce holdings reports in accordance with Section L of these rules.

4.    WHAT TRANSACTIONS DO THESE RULES COVER?

      4.1. The rules cover the purchase and sale of all investments on your own account or the account of a Connected Person unless specifically excluded.

      4.2.  Examples of investments covered by the rules:
                        -------------------

            - Shares (of any class, listed & unlisted) including shares in Investment Trusts and the Newton Corporate Money Fund Limited.
            - Bonds, debentures and UK government securities (i.e. gilts)
            - Warrants
            - Futures, options & contracts for differences
            - Units in unauthorised unit trusts
            - Securities listed above held through a PEP or ISA.

            This list is not exhaustive. If you have any queries, please contact Compliance for clarification.

      4.3.  Investments to which the rules do not apply:
                                           ------------

            - Units in authorised unit trusts and shares in OEICs incorporated in the UK
            - Life assurance policies


5.    DERIVATIVES

      5.1. For the purposes of these rules derivatives include futures, options and contracts for difference.

      5.2. Mellon discourages employees from engaging in short-term or speculative trading.

      5.3. Newton does not have a facility for operating futures and options accounts for staff members. Accordingly, if you wish to deal in these securities you will need to establish your own dealing arrangements with an external broker. Please ensure that you follow the requirements of paragraph 17 below.

6.    INVESTMENT CLUBS

      6.1. These rules cover situations where a staff member (or Connected Person) is the beneficiary of a joint investment arrangement and is involved in the investment decision making process in respect of that arrangement e.g. Investment Clubs where a number of individuals pool their cash and make collective investment decisions to deal in investments (as defined in paragraph 4.2 of these rules).

      6.2. Staff members involved in such arrangements should follow the requirements of paragraph 17 of these rules.

7.    SPREAD BETTING

      7.1. These rules cover situations where staff members (or Connected Persons) are involved in spread betting arrangements (e.g. IG Index) where the bet is based on investments (as defined in paragraph 4.2 of these rules).

      7.2. Staff members involved in such arrangements should follow the requirements of paragraph 17 of these rules.

C. DEALING IN MELLON SECURITIES

8.    DEALING RESTRICTIONS

      8.1. Staff who deal in securities issued by Mellon Financial Corporation ("Mellon securities") should be aware of the sensitivities relating to such transactions and need to avoid any suggestion of impropriety.

      8.2. The following restrictions apply to all PA dealing activity (including Connected Persons) in Mellon's publicly traded securities:

            8.2.1. Short sales (i.e. the sale of a security which you do not own at the time of the sale) of Mellon securities are prohibited.

            8.2.2. Purchases of Mellon securities on margin are prohibited.

            8.2.3. Option transactions involving Mellon securities are prohibited (NB: separate arrangements exist for the sale of share options granted under employee incentive schemes).

9.    KNOWLEDGE OF MAJOR MELLON EVENTS

      9.1. Staff who have knowledge of major Mellon events are prohibited from dealing in Mellon securities before the event is publicly announced. This restriction applies even if you believe that the event does not constitute price sensitive information.

10.   MELLON CLOSED PERIOD

      10.1. Staff are prohibited from dealing in Mellon securities during a closed period. Closed periods begin on the 16th day of the last month of each calendar quarter and end three business days after Mellon publicly announces the financial results for that quarter.

D. NEWTON POLICY & YOUR OBLIGATIONS

11.   NEWTON POLICY

      Newton staff may deal on their own account provided that the following principles are observed:

      11.1. Client conflicts are always avoided regardless of any disadvantage that may arise to the staff member.

      11.2. Investment decisions are made prudently without excessive financial outlay or exposure to unreasonable personal risk.

      11.3. Personal account dealing must not interfere with your normal duties. You should be aware that such transactions involve other staff, such as the dealers and the trade operations section, in extra work and you should be careful not to deal in such a way as to disrupt these people in the performance of their duties. Client interests are paramount. In circumstances where the processing of staff transactions may affect the timely handling of client orders, staff deals will be deferred until adequate resources are available.

12.   YOUR OBLIGATIONS

      12.1. Read and understand these rules. If you are unclear about any aspect of the rules you should contact Compliance for clarification.

      12.2. Follow the procedures set out in these rules for arranging your PA deals. Please remember that "PA deals" include deals for Connected Persons.

      12.3. Do not deal on insider information (see Compliance Manual module 3). Dealing on inside information is a criminal offence which carries severe penalties with a maximum of an unlimited fine and 7 years imprisonment.

      12.4. Ensure that to the best of your knowledge your decision to deal will not conflict with the interests of any Newton clients. Dealing ahead of known or expected client deals would be treated as a conflict of interest.

      12.5. Comply with the dealing restrictions set out in Section G below.

      12.6. Do not transact directly with clients who have portfolios under discretionary management with Newton.

E. ESTABLISHING & OPERATING YOUR PERSONAL ACCOUNT

13.   DEALING METHODS

      13.1. All staff are expected to deal in-house. There are 3 types of in-house arrangements and these are described below.

      13.2. In exceptional circumstances (e.g. investment in a product that Newton does not offer) Compliance may grant permission to deal with an external broker. Permission will not be granted on the grounds of a cheaper service being available through an external broker. The rules relating to external brokers are in paragraph 17 below.

      13.3. A dealing charge (currently (pound)15) is levied on all in-house deals. Staff should be aware that dealings in certain instruments and in certain markets can entail more work and expense to the company. Newton retains the right to levy a higher than the standard charge in these circumstances to recoup these extra costs.

14.   IN HOUSE - QUASAR ACCOUNT

      14.1. The in-house dealing facility is only available to members of staff and their immediate families (i.e. spouses, including common law partners, and dependent children). You may operate accounts in the name of these family members but you are not permitted to operate more than one account in your own name.

      14.2. Before you can commence PA dealing you must first open a Quasar account (Quasar is the computerised investment accounting system used by Newton). The procedure for opening an account simply involves contacting the Standing Data Supervisor (PIM Operations team, Edinburgh) who will arrange for an account to be set up and will notify you of your Quasar account number. You must quote your Quasar account number on all PA Deal Slips.

      14.3. Quasar account names should clearly identify the beneficial owner of the account. You are not permitted to share Quasar accounts with other individuals (staff or non staff).

      14.4. Cash Management - As your Quasar account forms part of the Newton general clients pooled account, IT IS IMPERATIVE THAT YOUR ACCOUNT DOES NOT BECOME OVERDRAWN. To minimise the risk of an overdraft, the following requirements apply:

            14.4.1. You must ensure that sufficient cash is always available to meet any transaction obligations.

            14.4.2. Unless you are funding a purchase through the sale of another security (see 14.4.3 below), sufficient cash must be in your account on the day a purchase transaction is actually effected. YOU CANNOT WAIT UNTIL THE SETTLEMENT DATE TO PROVIDE FUNDS.

            14.4.3. If you are selling a holding to raise funds to pay for a purchase (or to make a cash withdrawal) you must allow two clear business days after the sale transaction is due to settle before the purchase transaction settlement date (or withdrawing the cash). You are responsible for checking that the sale proceeds have arrived into your account before the purchase transaction/cash withdrawal is paid for/made. If funds have not been received then you will be required to fund the shortfall forthwith (or be prohibited from withdrawing the cash).

            14.4.4. Special care should also be taken to ensure that adequate funds are available, at least two clear business days, before payment is due, to meet any cash obligations e.g. calls on part paid shares or warrants.

            14.4.5. You are not able to offset shortfalls in one account with
                            ---
                  credit balances in a related account (e.g. your spouses account). Each account must be treated independently for the purposes of avoiding overdrafts.

      14.5. Please note that with a Quasar account your assets will be held in safe custody by the Bank of New York (Europe) along with those of Newton clients.

15.   IN HOUSE - EXECUTION ONLY

      15.1. This arrangement exists for staff wishing to sell securities where they already hold the share certificates (i.e. not held through Quasar).

      15.2. Because of the extra work required to process these deals, and the subsequent cost to the firm, the purchase of securities through this arrangement is discouraged and will only be permitted in exceptional circumstances.

      15.3. When completing a PA Deal slip (see paragraph 18 below) you will need to record the fact that you do not hold the security on Quasar. Certificates and stock transfer forms must be passed to the Transitions Manager on the day that the deal is effected. You will receive contract notes and payment by cheque directly from the brokers.

      15.4. Where permission has been given to register stock in your own name outside of the Quasar system, you should provide details of your full name and address in the appropriate section of the PA Deal slip.

16.   IN HOUSE - DISCRETIONARY ACCOUNTS

      16.1. A staff member may become a discretionary portfolio management client of Newton. In this case staff must sign a full client agreement and the fee basis will be subject to negotiation. The portfolio will be managed on a discretionary basis by a fund manager (other than the staff member) and will rank equally with other discretionary clients.

      16.2. The staff member should in no way seek to influence the fund manager as regards specific investment decisions. Staff portfolios managed in this way will not be subject to these PA dealing rules (other than Section L).

17.   EXTERNAL BROKER

      17.1. In order to utilise the services of an external broker staff must comply with the conditions set out below.

            17.1.1. You must obtain prior consent from Compliance to use the services of an external broker.

            17.1.2. You must inform the broker that you are an employee of
                  Newton.

            17.1.3. You must instruct the broker to forward a copy contract note in respect of every deal directly to the Newton Compliance department forthwith upon completion of the trade.

            17.1.4. You are not permitted to accept from the broker any credit or special dealing services without first receiving specific consent from the Newton Compliance department.

            17.1.5. For each transaction, before instructing the broker to deal, you must complete the "External Broker Approval Form" which will enable the Dealing director to check that your proposed deal will not conflict with any known client deals.

F. OBTAINING APPROVAL TO DEAL

18.   COMPLETING A PA DEAL SLIP

      18.1. Before the transaction can be arranged you will need to complete a PA Deal slip (blue for purchase, pink for sale) which is available from the Dealing Room in London. Please ensure that you give full details of the stock that you intend to deal in. If a deal is done in the name of a Connected Person, the name of the member of staff must also be stated on the deal slip.

      18.2. Staff members with portfolio management responsibilities for US Investment Companies (Mutual Funds) will also be required to complete a separate declaration form before the transaction can be arranged.

      18.3. You are required to sign the declaration on the PA Deal slip for each deal. You have a duty to report any potential conflicts with clients' interests that you are aware of to the Dealing director at the time you are seeking approval to deal. Specific examples of such conflicts include:

            o Research personnel making a recommendation that could reasonably be expected to result in a transaction for a client portfolio in respect of the stock that they are seeking approval to deal for their own account.

            o Fund managers who are contemplating dealing on behalf of clients in a stock that they are seeking approval to deal in.

            o Other staff who may have become aware of any intention of Newton to trade in a stock in which they seek approval to deal.

      18.4. This list is not exhaustive. If you are uncertain about the risk of such a conflict of interest please obtain clarification from the Dealing director or Compliance.

19.   OBTAINING APPROVAL TO DEAL

      19.1. The completed PA Deal slip must be forwarded to the Dealing director who will ensure that, as far as he is aware:

            19.1.1. There is no conflict of interest between the member of staff and any client or between the company and a client.

            19.1.2. There are no outstanding deals to be executed for a client in that investment.

      19.2. In the Dealing director's absence, approval can be obtained from his appointed deputy. If neither is available you should contact the Compliance department.

G. GENERAL DEALING RESTRICTIONS

20.   60-DAY TRADING PROFIT PROHIBITION

      20.1. This restriction applies to all securities covered by these rules (as defined in paragraph 4.2) with the exception of the following:

            - UK Government Bonds (Gilts)
            - Shares in Newton Corporate Money Fund Limited

      20.2. You are prohibited from retaining a profit from:

            - A purchase and subsequent sale of the same or an equivalent security if the stock has been held for less than 60-calendar days.

            - A sale and subsequent purchase of the same or an equivalent security if less than 60-calendar days has passed since the sale.

      20.3. For this purpose, securities will be deemed equivalent if one is convertible into the other or one entails a right to purchase or sell the other; or if the value of one is expressly dependent on the value of the other (e.g. derivative securities).

      20.4. The 60-day rule does not prohibit dealing within that period but you cannot benefit from any profit made on transactions where the purchase or sale was within 60 days of the related sale or purchase. You can close out a loss during that period in which case, as no profit has been realised, no profit is forfeited.

      20.5. Where a profit arises from a transaction during the 60-calendar day period the Disgorgement Policy will be invoked in order to deal with the prohibited profit (see Section H below for details).


21.   BLACK OUT PERIOD

      21.1. This rule only applies to staff members with portfolio management responsibilities for US Investment Companies (Mutual Funds). You will be formally notified if this rule applies to you.

      21.2. You are prohibited from dealing in a security during the period of 7 days before and 7 days after a deal ("the Black Out Period") in the same security has been executed for the US Mutual Fund for which you have portfolio management responsibilities.

      21.3. For example, if the fund purchases/sells the same security 5 days after you sold your holding, you will be required to "give up" any profit made (realised or unrealised) during the Black Out Period in addition to any other appropriate sanctions. This will be calculated in accordance with the Newton Disgorgement Policy (see Section H below for details).

      21.4. Certain securities are exempted from this prohibition if they qualify under the de minimis exemption set out in paragraph 22 below. If you are intending to use this exemption you must indicate this in the appropriate section of the dealing slip.

22.   DE MINIMIS EXEMPTION

      22.1. A security would be exempt from the restrictions imposed under the Black Out Period if they qualify under the criteria set out below.

            o  The PA transaction is less than(pound)15,000 in value, and
                                                                      ---
            o The security is issued by a company which is a component of either the FTSE 350 or the FT S&P World Index.
                                   --

      22.2. An up to date list of the companies which make up these indices is kept in the Dealing Room.

H. DISGORGEMENT POLICY

23.   WHAT IS DISGORGEMENT AND WHY DO WE HAVE IT?

      23.1. Disgorgement is the process whereby profits made on PA deals during restricted periods are "given up" by the staff member. In some instances this may include unrealised profits e.g. a PA purchase which retroactively falls into a Black Out Period where the staff member still holds the security.

      23.2. In order to efficiently operate the 60-day trading profit prohibition there needs to be a mechanism which allows staff to deal during these periods (e.g. so that staff are not locked into loss making positions) whilst maintaining the integrity of the dealing restriction.

24.    HOW DOES IT WORK?

      24.1. Where you have made a profit from a PA deal during a restricted period you are required to notify the Compliance Officer of this fact. The Compliance department will be closely monitoring PA dealing activity to test for adherence to this requirement.

      24.2. The Compliance Officer is responsible for determining the formula for calculating any profit on a deal and he will inform you of his findings. Each case will be considered on its own merits but every effort will be made to ensure that staff are not disadvantaged (other than forgoing the profit) as a result of this policy.

      24.3. If you are not satisfied with the method used to calculate the profit figure you have a right of appeal to the Personnel Director whose decision will be final.

      24.4. The profit will be paid to a charity of your choice.

I. PRIVATE PLACEMENTS & IPOS

25.    DEFINITIONS

      25.1. Private Placement - for the purposes of these rules a Private
            -----------------
            Placement is an issue that is offered to a limited number of investors as opposed to being publicly offered. This definition is deliberately widely drawn and ranges from a placing in large quoted company to an investment in a small private concern e.g. a joint venture between yourself and a friend or relative.

      25.2. Initial Public Offering ("IPO") - for the purposes of these rules an
            -------------------------------
            IPO is the first offering to the general public of equity securities in a company. This definition is deliberately widely drawn and includes all types of public offers and new issues.

26.    THE APPROVAL PROCESS

      26.1. If you are planning to purchase securities through an IPO or a Private Placement, you will need to apply to the Compliance Officer (using the "IPO/Private Placement Request" form) for prior approval to participate in the issue.

      26.2. In some cases it may be necessary for the Compliance Officer to refer the matter to the Investment Ethics Committee (see Section J below).

      26.3. You must allow at least three clear business days between the date that you notify the Compliance Officer and the date that you need to confirm your intention to participate in the offering. This is to allow time for the matter to be referred to the IEC if necessary.

      26.4. You are not permitted to confirm your participation in the issue until you have received the express approval of the Compliance Officer or the IEC.

      26.5. You are required to notify the Compliance Officer of your allotment once this has been formally notified to you.


J. INVESTMENT ETHICS COMMITTEE ("IEC")

27.    PURPOSE OF THE IEC

      27.1. The purpose of the IEC is to provide an independent review of any PA dealing related transaction which may involve a conflict of interest between a staff member and clients. Examples are listed below.

         o PA dealing in IPO's and Private Placements where it is felt that a potential conflict of interest exists e.g. there is a possibility that Newton will invest in the company in the future.

         o Situations where a Contemporaneous Disclosure (see Section K) has been made and the Compliance Officer is concerned that a conflict of interest may have arisen.

         o Other PA dealing related situations where there is a potential risk of criticism of the actions of a fund manager so an independent review would be advantageous.

28.    OPERATION OF THE IEC

      28.1. The IEC will meet as required to review situations which require an independent assessment.

      28.2. The IEC will report directly to the Executive Committee who will also operate as an appeal body, should this be necessary.

      28.3. The quorum for an IEC meeting will be three. The meeting will be chaired by the Compliance representative, the second representative will have investment experience and the third representative will be from an independent business area.

      28.4. Meetings will be minuted and the findings of the committee will be reported to the staff member within one business day of the meeting.

K. CONTEMPORANEOUS DISCLOSURE

29.   PURPOSE OF THIS REQUIREMENT

      29.1. This rule only applies to staff with portfolio management responsibilities.

      29.2. The purpose of this requirement is to ensure that any potential conflicts of interest between staff and their clients are clearly disclosed so that they can be assessed and dealt with appropriately.

      29.3. This requirement differs from other rules in this area in that the disclosure obligation applies at the time of dealing for clients
            rather than at the time of the PA deal.      -------------------

30.    HOW DOES IT WORK?

      30.1. Staff with portfolio management responsibilities must complete a "Notice of Personal Account Holding" form prior to making or acting upon a portfolio recommendation in a security which they own personally.

      30.2. The form includes a self-authorisation sign off whereby you will be required to confirm that your decision to deal for a client has not been influenced by the fact that you have a personal interest in the security.

      30.3. The form should be completed prior to the first such portfolio transaction in the security in each calendar month. For subsequent transactions in that security in the same month, it is not necessary to complete another form.

      30.4. The completed form should be sent to the Compliance Officer forthwith. Once this process has been completed you will then be free to deal in the security for your clients.

      30.5. The Compliance Officer may refer the matter to the Investment Ethics Committee for further review.

31.    DE MINIMIS EXEMPTION

      31.1. A PA holding would be exempt from this disclosure requirement if it qualifies under the criteria set out below.

         o     The PA holding is less than (pound)30,000 in value
               ((pound)50,000 aggregate where Connected Persons also have a holding), and
                         ---

         o The security is issued by a company which is a component of either the FTSE 350 or the FT S&P World Index. An up to date
                                   --
               list of the companies which make up these indices is kept in the Dealing Room.

L. HOLDINGS & TRANSACTION REPORTS

32.    THE REQUIREMENT

      32.1. The US regulations require that Access Persons (see paragraph 3 above) must submit three types of report to the firm concerning their PA holdings.

      32.2. This requirement is additional to the transaction based approval process set out in these rules.

33.    WHAT IS COVERED BY THIS REQUIREMENT

      33.1. All holdings and transactions in securities defined in paragraph 4.2 of these rules.

      33.2. For the purposes of this section, portfolios which are managed under discretion by a third party, in which you (or a Connected Person) have a beneficial interest, should be included in the reporting process.

34.    INITIAL HOLDINGS REPORT

      34.1. Within 10 days of joining the firm (or changing roles within the company that brings them into the Access Persons category), Access Persons are required to produce a report listing all personal holdings (Connected Persons included where relevant) in securities covered by these rules (see paragraph 4.2 above).

      34.2. Individuals who are caught by this requirement will be notified of their obligations together with instructions for completing the report.

35.    QUARTERLY TRANSACTION REPORT

      35.1. Within 10 days of the calendar quarter end, Access Persons are required to provide details of all PA transactions (including those of Connected Persons where relevant) during the period.

      35.2. Where details of PA transactions have already been provided to Compliance through another process (e.g. dealing through Quasar or an External Broker in compliance with these rules) it is not necessary for Access Persons to provide this report. However, if you have acquired or disposed of securities covered by these rules through some other method (e.g. you have been gifted shares or received them in a will settlement) this will need to be reported in a quarterly report.

      35.3. Any transactions carried out in respect of portfolios which are managed under discretion by a third party, in which you (or a Connected Person) have a beneficial interest, should be included in this report. An exception to this would be if they have been already been reported to Compliance (e.g. copy contract notes at the time the transaction was effected).

36.    ANNUAL HOLDINGS REPORT

      36.1. Within 30 days of the calendar year end, Access Persons are required to provide details of all PA holdings, including those of Connected Persons where relevant (current as of year end).

      36.2. The report will be split into four sections: securities held on Quasar, securities held through a broker, securities held through a discretionary management arrangement and securities which you hold in your own name.

      36.3. In some cases it will be sufficient to just identify the arrangements and confirm that all transactions during the period had been reported in accordance with the PA Dealing rules.

      36.4. You will also be required to confirm that you have complied with the PA dealing rules at all times during the year.

M. MONITORING COMPLIANCE WITH THESE RULES

37.    INTERNAL MONITORING

      37.1. Under the IMRO Rules, US regulations and our obligations to the Board of Directors of the US Mutual Funds that we manage, we are required to actively monitor PA dealing activity.

      37.2. The Compliance department will regularly monitor this area to test adherence to these rules.

38.    UK REGULATORS

      38.1. IMRO/FSA always take a close interest in PA dealing activity during their monitoring visits. They will review the adequacy of the monitoring that we have performed as a company and will carry out their own tests to assess compliance with the IMRO rules. They always treat breaches of the rules as serious matters.

      38.2. The London Stock Exchange has a Market Surveillance department which conducts its own monitoring of the market in order to identify instances of insider dealing. Where they identify suspicious transactions they will investigate those trades and often this will involve interviews with the individuals involved.

39.    US REGULATORS

      39.1. The Newton group has a US registered entity (Newton Capital Management Limited) which is regulated by the US Securities Exchange Commission ("SEC"). The SEC enforces compliance with the relevant US Securities legislation and has the power to sanction UK based firms and individuals. PA dealing activity is an area that they have traditionally taken a very close interest in.

      39.2. As a part of the Mellon group, Newton is subject to regulation by the US Federal Reserve Bank. The "Fed" conducts regular visits to Mellon's overseas subsidiaries and compliance with PA dealing rules is an area that they will closely examine.

40.    CLIENTS

      40.1. Under the US Investment Company Act of 1940 the Board of Directors for each of our US Mutual Fund clients is required to receive annual reports from the fund manager (Newton) on the firm's compliance with these PA dealing rules.







HAMON U.S. INVESTMENT ADVISORS LIMITED
                                                                      Appendix B

CODE OF ETHICS PURSUANT TO RULE 17J-1 OF THE
INVESTMENT COMPANY ACT OF 1940 ("THE CODE")
---------------------------------------------


I.    OBJECTIVE OF THE CODE
      ---------------------

      Rule 17j-1 prohibits fraudulent, deceptive or manipulative acts by fund personnel in connection with their personal transactions in securities held or to be acquired by the fund they managed. In order to achieve these objectives, the Company has developed and adopted the following reporting and authorisation procedures in line with the requirements of the Rule.

II.   GLOSSARIES
      ----------

      Access Person : (i) any director, officer, or general partner of a fund or of a fund's investment adviser, or any employee of a fund or of a fund's investment adviser who, in connection with his or her regular functions or duties, participates in the selection of a fund's portfolio securities or who has access to information regarding a fund's future purchases or sales of portfolio securities; or

                        (ii) any director, officer, or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities for the fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the fund regarding the purchase or sale of securities.

      Covered Security:       means any note, stock, treasury stock, bond,
                              debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganisation certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security
                              (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

                              It also includes any option to purchase or sell, and any security that is exchangeable for or convertible into, any security that is held or to be acquired by a fund.


III.  ADDITIONAL REPORTING REQUIREMENT

      A.    Initial Holding Reports
            -----------------------

            1. Each access person is required to provide an Initial Holdings Report ("IHR") listing all securities beneficially owned by him no later than 10 days after he/ she becomes an Access Person.

            2. The IHR (Appendix I) should contain the following information:-

                  (a) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                  (b) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                  (c)   The date that the report is submitted by the Access
                        Person.

      B.    Quarterly Holding Report
            ------------------------
            Each Access Person is required to lodge with the Company a Quarterly Holding Report ("QHR") (Appendix II) setting out the following information within ten calendar days after each quarter end:-

            (I)   With respect to any transaction during the quarter in a
                  --------------------------------------------------------
                  Covered Security in which the Access Person had any direct or
                  -------------------------------------------------------------
                  indirect beneficial ownership:
                  -----------------------------

                  (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
                  (2) The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);
                  (3) The price of the Covered Security at which the transaction was effected;
                  (4) The name of the broker, dealer or bank with or through which the transaction was effected; and
                  (5)   The date that the report is submitted by the Access
                        Person.

            (II)  With respect to any account established by the Access Person
                  ------------------------------------------------------------
                  in which any securities were held during the quarter for the
                  ------------------------------------------------------------
                  direct or indirect benefit of the Access Person:
                  -----------------------------------------------

                  (1) The name of the broker, dealer or bank with whom the Access Person established the account;
                  (2)   The date the account was established; and
                  (3)   The date that the report is submitted by the Access
                        Person.

      C.    Annual Holding Report
            ---------------------

            1. Each Access Person is required to file with the company an Annual Holdings Report ("AHR") (Appendix III) setting out the following information:-

                  (I) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership

                  (II) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                  (III) The date that the report is submitted by the Access
                        Person.

            2. The above information must be current as of a date no more than 30 days before the report is submitted.

            3. Each Access Person is required to lodge with the company the first of his or her AHR before 1 September, 2000.


      D.    Exceptions from reporting Requirements
            --------------------------------------

            Please refer to Appendix A.

      E.    Other Disclosure
            ----------------

            Each Access Person is required to report to the company any securities account the Access Person maintains with a broker, dealer or bank on a quarterly basis.

      F.    Review of Securities Transactions and Holdings Report
            -----------------------------------------------------
            Upon receipt of the above-mentioned reports from the Access Persons, the Group Compliance Officer of the Group shall review within a reasonable time frame those reports to identify:-

            (a) Any conflict or potential conflict of interest that arise or will arise as a result of their securities holdings.
            (b) Any abnormal activities which will jeopardise the interest of the funds under their management.
            (c)   Any illegal trading activity by the Access Person.

            The Group Compliance Officer should report immediately to the Board of Directors if any of the above circumstances are identified and the Board of Directors should decide:-

            (a) courses of action necessary to remove the conflict or potential conflict of interest and to remedy any loss incurred by the fund(s) which arise as a result of such conflict.
            (b)   if any disciplinary action is required.


      (G)   Approval for Participating in Initial Public Offers ("IPO")
            -----------------------------------------------------------

            1. All Access Person are prohibited from participating in IPO reserved for clients and may not use their positions to gain access to IPO's for themselves or any other person.

            2. For all other IPO, the Access Person is required to obtain prior approval from the Board of Directors before directly or indirectly acquiring any beneficial ownership in any securities in an IPO, a Limited Offering or private placement.

            3. Upon receipt of each application for approval to invest in securities under IPO, the Group Compliance Officer will carefully review each request for potential conflict of interest with the funds under management. The Group Compliance Officer will maintain detailed records of each application and the rationale for approving or disapproving each application.

            4. All applications which have been cleared by the Group Compliance Officer will be submitted to the Board of Directors for approval.

                                                                     APPENDIX A
                                                                     ----------

Exceptions from Reporting Requirements
--------------------------------------

i. A person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

ii. A director of a Fund who is not an "interest person" of the Fund and who would be required to make a report solely by reason of being a Fund director, need not make:

      (A)   An initial holdings report and an annual holdings report; and
      (B) A quarterly transaction report unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

iii. An Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, investment adviser or principal underwriter with respect to the Access Person if all of the information required is contained in the broker trade confirmation or account statements, or in the records of the Fund, investment adviser or principal underwriter.


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TO: HAMON U.S. INVESTMENT ADVISORS LIMITED                                                     APPENDIX I
                                                                                               ----------

Declarations in relation to Code of Ethics pursuant to Rule 17j-1 of the Investment Company Act of 1940
-------------------------------------------------------------------------------------------------------


INITIAL HOLDING REPORT AS AT

--------------------------------------------------------------------------------------------------------------
                                                                     Beneficial           Securities held by
            Security                 Holding      Cost/Market        Ownership            (Name of broker/
                                                    Value            Direct/Indirect      dealer/bank)
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------




















--------------------------------------------------------------------------------------------------------------


Name of Access Person              :    ______________________


Signature of Access Person         :    ______________________


Date of Submission                 :    ______________________

--------------------------------------------------------------------------------------------------------------
For Official Use


Declaration received by: ______________________      Declaration reviewed by: _________________


Date of receipt: _____________________________                Date of review : ________________________

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Remarks:



--------------------------------------------------------------------------------------------------------------

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TO: HAMON U.S. INVESTMENT ADVISORS LIMITED                                                     APPENDIX II
                                                                                               -----------

Declarations in relation to Code of Ethics pursuant to Rule 17j-1 of the Investment Company Act of 1940
-------------------------------------------------------------------------------------------------------

QUARTERLY HOLDING REPORT FOR THE QUARTER ENDED
----------------------------------------------
(I)   Securities Transactions during the quarter
      ------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Date of        Securities     Holding   Marketing   Beneficial        Nature                  Price at which    Name of
Transaction    (interest                Value       Ownership         P = Purchase            transaction is    broker/
               rate &                               Direct/Indirect   S = Sale                effected          dealer/bank
               maturity                                               Other (please specify)
               date, if
               applicable)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------












------------------------------------------------------------------------------------------------------------------------------

(II)  Securities Account Maintained During The Quarter
      ------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Name of broker/dealer/bank                                       Date of account opened
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------








-------------------------------------------------------------------------------------------------------------------------------

Name of Access Person         :     _______________________

Signature of Access Person    :     _______________________

Date of Submission            :     _______________________

-------------------------------------------------------------------------------------------------------------------------------
For Official use

Declaration received by: ___________________               Declaration reviewed by: __________________

Date of receipt : __________________________               Date of review : _________________________

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Remarks:


-------------------------------------------------------------------------------------------------------------------------------

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TO: HAMON U.S. INVESTMENT ADVISORS LIMITED                                         APPENDIX III
                                                                                   ------------

Declarations in relation to Code of Ethics pursuant to Rule 17j-1 of the Investment Company Act of 1940
-------------------------------------------------------------------------------------------------------

ANNUAL HOLDING REPORT FOR THE YEAR ENDED
----------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                  Cost/Market        Beneficial           Securities held by
            Security                 Holding      Value              Ownership            (Name of broker/
                                                                     Direct/Indirect      dealer/bank)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
















-----------------------------------------------------------------------------------------------------------------


Name of Access Person         :     ________________________


Signature of Access Person    :     ________________________


Date of Submission            :     ________________________


-----------------------------------------------------------------------------------------------------------------
For Official use

Declaration received by: __________________          Declaration reviewed by: _________________

Date of receipt : _________________________          Date of review: _________________________

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Remarks:



-----------------------------------------------------------------------------------------------------------------


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